EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

TRULIEVE CANNABIS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Subordinate Voting Shares, no par value	Rule 457(c) and Rule 457(h)	5,500,000(2)	$8.76(3)	$48,180,000	$0.00014760	$7,111.37

Total Offering Amounts Total							$7,111.37

Total Fee Offsets							—

Net Fee Due							$7,111.37

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional subordinate voting shares (the “Shares”) of Trulieve Cannabis Corp. (the “Registrant”) that becomes issuable under the Registrant’s Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Shares.

(2)	This Registration Statement covers an additional 5,500,000 Shares available for issuance pursuant to awards that may be issued in the future under the Plan as of June 12, 2024.
(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.76, the average of the high and low prices of the Registrant’s Shares as quoted on the OTCQX Best Market on June 14, 2024.